UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2019 (October 31, 2019)

RYMAN HOSPITALITY PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee	37214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $.01	RHP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 31, 2019, Ryman Hospitality Properties, Inc. (the “Company”), entered into a Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, as a guarantor, its subsidiary RHP Hotel Properties, LP (the “Borrower”), as borrower, certain other subsidiaries of the Company party thereto, as guarantors, certain subsidiaries of the Company party thereto, as guarantors and as pledgors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, which amends and restates the Company’s Fifth Amended and Restated Credit Agreement, dated as of May 11, 2017, as amended pursuant to Amendment No. 1 to Fifth Amended and Restated Credit Agreement, dated as of May 23, 2017 and Amendment No. 2 to Fifth Amended and Restated Credit Agreement, dated as of July 26, 2018 (as amended, the “Original Credit Agreement”).

The Credit Agreement extends the maturity dates for the Company’s existing $700 million revolving credit facility (the “Revolver”) and $200 million term loan A (the “Term Loan A Facility”) to March 30, 2024 and March 30, 2025, respectively. In addition, the Term Loan A Facility was increased to $300 million and the accordion feature of the credit facility was increased to $600 million from $500 million. The net proceeds of the increase in the Term Loan A Facility, after deducting certain transaction expenses, totaled approximately $94.5 million, which, along with cash on hand, were used to pay down $100 million of the outstanding indebtedness under the Company’s $500 million term loan B.

The Credit Agreement reduces the applicable interest rate margins for the loans made under the Revolver and Term Loan A Facility under the Credit Agreement. Borrowings under the Revolver under the Credit Agreement bear interest at an annual rate equal to, at our option, either (i) LIBOR plus the applicable margin ranging from 1.40% to 1.95%, dependent upon our funded debt to total asset value ratio (as defined in the Credit Agreement) or (ii) a base rate as set forth in the Credit Agreement. Borrowings under the Term Loan A Facility under the Credit Agreement bear interest at an annual rate equal to, at our option, either (i) LIBOR plus the applicable margin ranging from 1.35% to 1.90%, dependent upon our funded debt to total asset value ratio (as defined in the Credit Agreement) or (ii) a base rate as set forth in the Credit Agreement. The Credit Agreement did not change the maturity date or applicable margin interest rates for the Company’s $500 million term loan B.

The Revolver and the Term Loan A Facility are subject to substantially all of the events of default provided for in the Original Credit Agreement (other than the tangible net worth covenant, which was deleted). If an event of default shall occur and be continuing, the principal amount outstanding under the Revolver and Term Loan A Facility, together with all accrued and unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

Certain lenders under the Credit Agreement or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business of the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.03.             CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information included above in Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 9.01.             FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

10.1*	Sixth Amended and Restated Credit Agreement, dated as of October 31, 2019, among Ryman Hospitality Properties, Inc., as a guarantor, RHP Hotel Properties, LP, as borrower, certain other subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as guarantors, certain subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as pledgors, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

_________________

*	Certain schedules and similar attachments have been omitted in reliance on Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYMAN HOSPITALITY PROPERTIES, INC.

Date: November 1, 2019	By:	/s/ Scott J. Lynn
		Name:	Scott J. Lynn
		Title:	Executive Vice President, General Counsel and Secretary